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AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Autodesk, Inc. (“Autodesk”) intends to send the following information to certain Autodesk stockholders in connection with Autodesk’s Annual Meeting of Stockholders to be held on June 23, 2005 (the “Annual Meeting”), regarding the proposed Autodesk 2006 Stock Plan. A copy of the 2006 Stock Plan, as currently proposed for approval at the Annual Meeting, can be found by reference to Appendix B to Autodesk’s 2005 Proxy Statement filed on May 16, 2005 (Commission File No. 000-14338).

Re:	Autodesk, Inc.
2006 Stock Plan Proposal

Ladies and Gentlemen:

As we have discussed, if stockholder approval is obtained for our 2006 Stock Plan, which is proposed for consideration at Autodesk’s Annual Meeting on June 23, 2005, senior management will recommend to the board that Autodesk amend its current policy which limits aggregate annual awards under the 1996 Stock Plan and the 2006 Stock Plan to no more than 3% of the company’s outstanding common stock (calculated on the first day of any given fiscal year), with the exception of awards made in connection with a merger or acquisition or the hiring of a new senior executive. The new policy to be proposed to the board would be the following: It is the policy of the board that aggregate annual awards under the 1996 Stock Plan and the 2006 Stock Plan shall be no more than 1.9% of the company’s outstanding common stock (calculated on the first day of any given fiscal year), net of shares previously granted and returned to the plan during the year, with the exception of awards made in connection with a merger or acquisition or the hiring of a new senior executive.

Please contact me with any questions regarding the foregoing. We sincerely appreciate your support as a stockholder of Autodesk and we hope to see you at our Annual Meeting on June 23, 2005.

Very truly yours,

AUTODESK, INC.

Marcia K. Sterling
Senior Vice President and General Counsel